First Security Group, Inc. Announces Strategic Recapitalization
Recapitalization Includes New Capital, Loan Sale and TARP CPP Restructuring

CHATTANOOGA, Tenn., February 26, 2013 – First Security Group, Inc. (NASDAQ: FSGI) (the “Company” or “First Security”), the bank holding company for its wholly-owned subsidiary FSGBank, N.A. (“FSGBank”), announced today that it has entered into definitive stock purchase agreements with institutional investors as part of an approximate $90 million recapitalization (the “Recapitalization”). Four investors will lead the Recapitalization, which also includes a conversion of the Company’s TARP CPP Preferred Stock to common stock and sale of under- and non-performing loans. The lead investors will each invest approximately $9 million to acquire pro-forma ownership of approximately 9.9% of the total outstanding common stock, respectively. The Recapitalization is priced at $1.50 per share and was unanimously approved by the Company’s board of directors.

“Today marks an important milestone for First Security Group and FSGBank and reflects the culmination of our efforts over the last fifteen months,” said Michael Kramer, President and Chief Executive Officer of First Security. “We have rebuilt our executive management team with talented and experienced bankers, solidified our board with four new directors, three of which are former bank CEOs, and initiated the execution of our strategic plan. We appreciate the confidence and support of our lead investors. Their commitment to our Recapitalization will enable us to strengthen our balance sheet and provide growth capital to complete the transformation of FSGBank into a banking franchise that our clients, communities and shareholders can be proud of.” Kramer concluded, “We are also pleased to announce that our current shareholders will have the opportunity to buy additional shares in First Security at the same price as the Recapitalization through a follow-on rights offering.”

The Company plans to downstream a majority of the net proceeds to FSGBank in order to support future balance sheet growth as well as fund the losses associated with the recently completed loan sale. The combined effects of the additional capital and the loan sale are expected to result in an improved risk profile, enhanced profitability and compliance with most, if not all, aspects of the regulatory orders of the Company and FSGBank.

The Recapitalization is subject to a number of conditions, including the lead investors receiving the necessary bank regulatory determinations. On February 25, 2013, the Company executed definitive stock purchase agreements, including subscription agreements to accredited individual investors, totaling in excess of $90 million. Under the terms of the Recapitalization, First Security is permitted to conduct a $5 million follow-on rights offering after the closing of the Recapitalization that would allow existing shareholders to purchase shares of common stock at the same price as the Recapitalization.

Capital Structure and Tax Preservation Plan
The Recapitalization is structured to preserve the Company’s net operating losses (“NOLs”) under Section 382 of the Internal Revenue Code. As announced on October 30, 2012, First Security enacted a Tax Benefit Preservation Plan (“Preservation Plan”) to ensure the anticipated recapitalization was not impacted by changes in ownership between the enacting of the Preservation Plan and the closing of the Recapitalization.

“The ability to organize the capital structure to fully preserve our net operating losses was an important component of our value proposition of the Recapitalization,” said John R. Haddock, EVP and Chief Financial Officer of First Security. “As of December 31, 2012, the valuation allowance against our net deferred tax assets, primarily consisting of the NOLs, exceeded $50 million. This $50 million valuation allowance can be released back into earnings and capital once profitability is restored and we achieve consistent and predictable earnings.”

TARP CPP Restructuring
In connection with the Recapitalization, the Company negotiated with the U.S. Treasury (the “Treasury”) a restructuring of the Company’s Preferred Stock issued under the Capital Purchase Program. The Company will issue common stock to the Treasury for full satisfaction of the par value of the Preferred Stock, accrued dividends and common stock warrants previously issued to the Treasury. The Company has deferred payment on the Preferred Stock dividends since January 2010. Treasury will contemporaneously sell the common stock to investors identified by the Company.

Loan Sale
On December 10, 2012, the Company entered into an asset purchase agreement with a third party to sell certain loans. During the fourth quarter of 2012, the Company identified $36.2 million of under- and non-performing loans to sell and recorded a $13.9 million loss to reduce the loan balances to the expected net proceeds. The Company completed the loan sale during February 2013. As a result of the loan sale, the Company’s non-performing assets as a percentage of total assets was 2.36% as of December 31, 2012.

Certain Financial and Pro-Forma Information

Pro-Forma Stockholders’ Equity
	December 31, 2012	Estimated Impact of CPP Restructuring [1]	Estimated Impact of Recapitalization [2]	Pro-Forma
	(unaudited)
	(amounts in thousands)
Preferred Stock – no par value – 10,000,000 shares authorized; 33,000 issued as of December 31, 2012; Liquidation value of $38,161	$32,548	$(32,548)	$ -	$ -
Common Stock - $0.01 par value – 150,000,000 shares authorized; 1,772,342 shares issued as of December 31, 2012	115	93	507	715
Paid-In Surplus	106,533	13,896	71,004	191,433
Common Stock Warrants	2,006	(2,006)	-	-
Accumulated Deficit	(115,392)	25,726	-	(89,666)
Accumulated Other Comprehensive Income	3,300	-	-	3,300
Total Shareholders’ Equity	$29,110	$5,161	$71,511	$105,782

1 CPP Restructuring – The Company will issue common stock equal to 26.75% of the $33,000 par value of the Preferred Stock plus 100% of the accrued but unpaid dividends. The net increase of $5,161 represents the conversion of the accrued dividends from a liability into capital. The above is based on the accrued but unpaid dividends as of December 31, 2012 and will be adjusted for additional accrued but unpaid dividends from January 1, 2013 through the transaction date.

[2] Recapitalization – The Company will issue $90 million of aggregate new shares of common stock, inclusive of the shares issued to the U.S. Treasury as part of the CPP restructuring. The Company has deducted $4.5 million as the estimated transaction expenses that will reduce the net proceeds to the Company. The transaction expenses are an estimate and subject to change.

Pro-Forma Regulatory Capital Ratios
	December 31, 2012	Estimated Impact of Transaction	Pro-Forma	Minimum to be Well Capitalized under Prompt Corrective Action Provisions [1]
	(unaudited)
	(amounts in thousands)
Company Capital Levels
Tier 1 capital	$25,210	$76,672	$101,882
Total risk-based capital	$32,743	$76,672	$109,415
Tier leverage ratio	2.3%		9.4%	n/a
Total risk-based capital	5.5%		18.4%	n/a

FSGBank Capital Levels
Tier 1 capital	$27,058	$65,000	$92,058
Total risk-based capital	$34,588	$65,000	$99,588
Tier leverage ratio	2.5%		8.5%	5.0%
Total risk-based capital	5.8%		16.7%	10.0%

1 FSGBank continues to operate under a Consent Order with capital adequacy requirements. Accordingly, FSGBank would be considered “adequately capitalized” based on the estimated pro-forma capital levels.

Asset Quality Ratios
	December 31, 2012	September 30, 2012	December 31, 2011
	(unaudited)	(unaudited)
	(amounts in thousands)
Nonaccrual loans	$11,696	$32,254	$46,907
Loans past due 90 days and still accruing	939	2,572	2,822
Total nonperforming loans, including loans 90 days and still accruing	$12,635	$34,826	$49,729

Other real estate owned	$13,441	$15,803	$25,141
Repossessed assets	8	51	302
Nonaccrual loans	11,696	32,254	46,907
Total nonperforming assets	$25,145	$48,108	$72,350

Nonperforming loans as a percentage of total loans	2.33%	6.03%	8.51%
Nonperforming assets as a percentage of total assets	2.36%	4.31%	6.49%
Nonperforming assets plus loans past due 90 days and still accruing as a percentage of total assets	2.45%	4.54%	6.74%
NOTE: The above asset quality information excludes the $22.2 million of loans that were classified as “held-for-sale” as of December 31, 2012 and sold in February 2013.

About First Security Group, Inc.
Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).
Additional Information
Certain investments discussed above involve the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. Such securities may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Offers and sales to persons in the Rights Offering shall only be made pursuant to an effective registration statement under the Securities Act.
Note Regarding Forward Looking Statements
Some of our statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance and include statements about the Company’s plans for raising capital, including transactions described in this press release, the new shareholders expected, the conditions necessary for closing on proposed capital investments and the exchange of preferred shares for common shares, including Treasury and bank regulatory approvals, asset sales, the Company’s future growth and market position, and the execution of its business plans. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.
These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. There can be no assurance that the Company will be able to close on the transactions with Investors and obtain required capital, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete the transactions announced today and other aspects of our recapitalization and recovery plans. For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and other filings with the SEC.
Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this release as a result of new information or other circumstances that may become known to First Security, and undertakes no obligation to provide any such updates.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Note. Our actual results and condition may differ significantly from those we discuss in these forward-looking statements.

CONTACT:
John R. Haddock, CFO
(423) 308-2075
jhaddock@FSGBank.com